SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: July 27, 2011

(Date of earliest event reported)

LOGITECH INTERNATIONAL S.A.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-29174

Canton of Vaud, Switzerland	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Logitech International S.A.

Apples, Switzerland

c/o Logitech Inc.

6505 Kaiser Drive

Fremont, California 94555

(Address of principal executive offices and zip code)

(510) 795-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Executive Officer; Appointment of Executive Officer

On July 27, 2011, Logitech International S.A. issued a press release in which it announced that Gerald Quindlen has stepped down as President and Chief Executive Officer and resigned from the Board of Directors, and that Guerrino De Luca, Chairman of the Board, has been appointed acting President and Chief Executive Officer, effective July 27, 2011. Logitech will be conducting a search for a long-term President and Chief Executive Officer.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Compensatory Arrangements

No new compensatory arrangements or material amendments or modifications to existing compensatory arrangements have been entered into in connection with Mr. Quindlen’s departure. Under the terms of his employment agreement dated December 3, 2008, subject to Mr. Quindlen’s execution of a general release of claims, and that release becoming irrevocable, Mr. Quindlen will be entitled to receive an amount equal to his current annual base salary plus his current annual targeted bonus amount, which together total $1,856,250, and will also be entitled to receive the continuation of health insurance benefits for up to 12 months, estimated at a total of $19,800.

No new compensatory arrangements or material amendments or modifications to existing compensatory arrangements have been entered into in connection with Mr. De Luca’s appointment.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release issued by Logitech International S.A. dated July 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Logitech International S.A.

/s/ Catherine Valentine
Catherine Valentine
General Counsel, Vice President, Legal and Secretary

July 28, 2011